Exhibit 99

Host America Sells SelectForce Inc.

Hamden, CT, April 4, 2005 - Host America Corporation (NASDAQ-CAFE) announced today it has sold its pre-employment background screening division, SelectForce, Inc. to T.E.D. Inc. as of March 31, 2005.  The selling price was $2,070,000, of which the Company has received $900,000 in cash and debt forgiveness of $1,170,000.  As a result of this transaction, Host America will take a small charge for the third quarter ending March 31, 2005.

“This sale helps strengthen our path as we are establishing Host America’s presence as an electricity saving corporation.  We will be expanding our sales network and installation teams as we prepare to roll-out our proven electricity saving energy units,” stated Geoffrey Ramsey, CEO of Host America.

Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 504 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Mark Miller, East West Network Group (770) 436-7429 for Host America